Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Brent Bruun 401-845-8194 bbruun@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports First Quarter 2019 Results

MIDDLETOWN, RI, May 2, 2019 — KVH Industries, Inc., (Nasdaq: KVHI) reported financial results for the quarter ended March 31, 2019 today. The company will hold a conference call to discuss these results at 10:30 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.
First Quarter 2019 Highlights

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AgilePlans, our Connectivity as a Service Program for the commercial maritime sector, amounted to 77% of total commercial maritime VSAT shipments, and 60% of the total VSAT shipments for the quarter. Overall, total VSAT product shipments were up 10% vs. the prior year, a new first quarter record.

•	AgilePlans now represents 18% of subscribers and revenues were up over 500% compared to Q1 of 2018.

•
Our mini-VSAT Broadband airtime revenue grew $1.8 million or 11%, compared to the first quarter of 2018, driven by a 14% increase in subscribers, attributable to the continuing success of AgilePlans and our HTS service.

•
Total revenue was relatively flat in the first quarter of 2019 at $40.0 million compared to $40.1 million in the first quarter of 2018. Revenue is not recognized immediately on AgilePlans shipments as revenues under the AgilePlans program are recognized over time.

•	Net loss in the first quarter of 2019 was $6.2 million, or $0.36 per share, compared to a net loss of $3.9 million, or $0.23 per share in the first quarter of 2018.

•	Non-GAAP net loss in the first quarter of 2019 was $2.9 million, or $0.17 per share, compared to $1.0 million, or $0.06 per share in the first quarter of 2018.

•	Non-GAAP adjusted EBITDA in the first quarter of 2019 was a loss of $1.2 million, compared to a gain of $0.9 million in the first quarter of 2018.

Commenting on the quarter, Martin Kits van Heyningen, KVH’s chief executive officer, said “We made substantial progress in our core strategic markets during the first quarter. Airtime revenue continued to grow significantly, up 11% for the quarter driven by a significant increase in revenue from our AgilePlans program and overall HTS activations. Our subscriber count, likewise, increased more than 14% and our VSAT unit shipments again increased by double digits. AgilePlans customers now account for more than 18% of our total subscribers. The U.S. Army began field testing our TACNAV 3D systems for A-PNT performance in GPS-denied environments. We continue to make excellent progress in the development of our photonic chip-based fiber optic gyro (FOG), which has moved into field testing by key customers on autonomous vehicles. Our moderately lower than expected revenue is mostly attributable to lower than expected FOG sales during the quarter, however, with a FOG backlog of over $9.0 million, we expect to return to FOG growth in the second quarter and the rest of the year.”

The company operates in two segments, mobile connectivity and inertial navigation. In the first quarter of 2019, net sales for the mobile connectivity segment decreased $0.2 million, or 1%, as compared to the first quarter of 2018. Mobility connectivity sales decreased due to a $1.2 million decrease in content and training revenue and a $0.8 million decrease in marine product revenue, partially offset by a $1.8 million increase in our mini-VSAT Broadband airtime revenue. In the first quarter of 2019, net sales for our inertial navigation segment increased $0.1 million, or 1%, compared to the first quarter of 2018. Inertial navigation sales increased due to a $0.5 million increase in contracted engineering service sales, partially offset by a $0.3 million decrease in FOG sales.

Financial Highlights (in millions, except per share data)

	Quarter Ended March 31,
	2019	2018
GAAP Results
Revenue	$40.0	$40.1
Net loss	$(6.2)	$(3.9)
Net loss per diluted share	$(0.36)	$(0.23)

Non-GAAP Results
Net loss	$(2.9)	$(1.0)
Net loss per diluted share	$(0.17)	$(0.06)
Adjusted EBITDA	$(1.2)	$0.9
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.
First Quarter Financial Summary
Revenue was $40.0 million for the first quarter of 2019, within 1% of the $40.1 million in the first quarter of 2018.
Product revenues for the first quarter of 2019 were $12.9 million, 8% lower than the prior year quarter, due to a $0.8 million decrease in mobile connectivity product sales and a $0.3 million decrease in inertial navigation product sales. VSAT shipments under AgilePlans, which grew significantly, are not recognized as product revenue in the period of shipment but rather are included in airtime service revenue on a monthly basis. Mobile connectivity product sales decreased primarily due to a $0.8 million decrease in marine product sales. The decrease in marine product sales was due to a $0.4 million decrease in VSAT sales and $0.4 million decrease in TVRO sales. Inertial navigation product sales decreased primarily due to a decrease of $0.3 million in FOG product sales.
Service revenues for the first quarter of 2019 were $27.1 million, an increase of 4% compared to the first quarter of 2018, due to a $0.6 million increase in mobile connectivity service sales and a $0.4 million increase in inertial navigation service sales. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased by 11% in the first quarter of 2019 compared to the first quarter of 2018 primarily due to a 14% increase in subscribers. Content and training revenues, which include our entertainment, eLearning, and safety content, decreased by 16% compared to the first quarter of 2018. Our engineering service revenues increased by $0.5 million compared to the first quarter of 2018 as a result of an engineering and services development contract from a major U.S. defense contractor, which began in the fourth quarter of 2018 and will continue through the third quarter of 2021.
Our operating expenses increased $0.8 million to $21.3 million for the first quarter of 2019 compared to $20.5 million for the first quarter of 2018. The key drivers were an increase in salaries, benefits, and taxes of $1.2 million, partially to support our focus on service delivery, a $0.2 million increase in consulting fees, partially offset by a $0.3 million increase in funded engineering expense which reduces our research and development expenses and a $0.3 million decrease in warranty expenses.

Second Quarter 2019 and Full Year 2019 Outlook

Our guidance for the second quarter and full year of 2019 is below. Our full year guidance is unchanged from the guidance provided earlier this year and continues to exclude the large international TACNAV orders in our guidance which we have been anticipating.

(in millions, except per share data)	Second Quarter		Full Year
	From	To	From	To
Revenue	$42.0	$44.0	$180.0	$195.0
GAAP EPS	$(0.18)	$(0.13)	$(0.56)	$(0.22)
Non-GAAP EPS	$(0.02)	$0.01	$(0.07)	$0.17
Non-GAAP Adjusted EBITDA	$2.0	$3.0	$10.0	$16.0

Other Recent Announcements

•	KVH shipped its 9,000th mini-VSAT Broadband satellite communications system.

•	KVH’s FOG-based 1725 IMU, has been integrated into self-driving vehicles and already traveling on public roads operated by Michigan-based May Mobility.

•	KVH expanded its mini-VSAT Broadband HTS maritime network in the Pacific Ocean region via the Horizons 3e satellite, which is jointly owned by Intelsat and SKY Perfect JSAT.

•	KVH introduced the TracPhone V11-HTS, the world’s fastest 1-meter Ku/C-band maritime VSAT antenna for global connectivity.

•	Seaspan, one of the world’s largest container ship operators, has completed its deployment of KVH mini-VSAT Broadband connectivity aboard all 107 managed vessels in its global container ship fleet.

Please review the corresponding press releases for more details regarding these developments.

Conference Call Details
KVH Industries will host a conference call today at 10:30 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information, which may include constant-currency revenue, non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. Constant-currency revenue is calculated on the basis of local currency results, using foreign currency exchange rates applicable to the earlier comparative period, and management believes that presenting information on a constant-currency basis helps management and investors to isolate the impact of changes in those rates from other factors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results, comparison to competitors’ operating results, and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, include the following:

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Non-GAAP net income (loss) and diluted EPS exclude amortization of intangibles, stock-based compensation expense, employee termination and other non-recurring costs, transaction-related legal fees, foreign exchange transaction gains and losses, the tax effect of the foregoing and certain discrete tax charges, including changes in our valuation allowance and other tax adjustments.

•
Non-GAAP adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, stock-based compensation, employee termination and other non-recurring costs, transaction-related legal fees, and foreign exchange transaction gains and losses.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Future Non-GAAP Adjustments

Future GAAP diluted EPS may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of our non-GAAP diluted EPS guidance as described in this press release.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.

KVH Industries, Inc. (Nasdaq: KVHI), is a global leader in mobile connectivity and inertial navigation systems, innovating to enable a mobile world. The market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. KVH is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial applications. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL, and more than a dozen offices around the globe.

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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our investment plans, our development goals, our anticipated revenue and earnings, and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: the uncertain duration of the initial adverse impact on our overall revenues of our new AgilePlans, under which we recognize no revenue for product sales, either at the time of shipment or over the contract term; increased costs arising from the new HTS network; the impact of recent changes in revenue recognition and lease accounting standards, including potential changes in the interpretation of those standards; the uncertain impact of tax reform, and federal budget deficits, government shutdowns and Congressional deadlock; the uncertain impact of changes in trade policy, including actual and potential new or higher tariffs and trade barriers, as well as trade wars with other countries; unanticipated obstacles in our photonic chip and other product development efforts; delays in the receipt of anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur at all; continued adverse impacts of currency fluctuations, particularly the British Pound; risks associated with the impact of Brexit on sales and operations in the U.K. and Europe and on the overall global economy; our ability to successfully implement our new initiatives without unanticipated additional expenses; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-IP and V-HTS series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracPhone V-IP and V-HTS series, including with respect to new pricing models; increased price and service competition in the mobile connectivity market; potential increased expenses associated with investments in new technology and new initiatives; exposure for potential intellectual property infringement; potential additional litigation expenses; fluctuations in interest rates; potential changes in tax and accounting requirements or assessments, including management’s assessment of the probability and effect of future events; stock price volatility; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2019. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc. has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, CommBox, TACNAV, IP-MobileCast, Videotel, mini-VSAT Broadband, NEWSlink, KVH OneCare, and AgilePlans by KVH. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2019	2018
Sales:
Product	$12,874	$13,992
Service	27,098	26,109
Net sales	39,972	40,101
Costs and expenses:
Costs of product sales	7,853	8,923
Costs of service sales	16,697	13,816
Research and development	3,868	3,934
Sales, marketing and support	9,303	8,941
General and administrative	8,080	7,667
Total costs and expenses	45,801	43,281
Loss from operations	(5,829)	(3,180)
Interest income	175	148
Interest expense	385	409
Other expense, net	(106)	(274)
Loss before income tax expense	(6,145)	(3,715)
Income tax expense	34	178
Net loss	$(6,179)	$(3,893)
Net loss per common share:
Basic and diluted	$(0.36)	$(0.23)
Weighted average number of common shares outstanding:
Basic and diluted	17,302	16,742

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Cash, cash equivalents and marketable securities	$14,284	$18,075
Accounts receivable, net	28,832	29,663
Inventories	26,062	22,942
Other current assets and contract assets	7,998	7,060
Total current assets	77,176	77,740
Property and equipment, net	53,697	53,248
Goodwill	32,845	32,213
Intangible assets, net	9,807	10,518
Right of use asset operating lease	9,411	—
Other non-current assets and contract assets	14,363	13,707
Non-current deferred income taxes	210	226
Total assets	$197,509	$187,652
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$37,812	$36,889
Contract liabilities	12,211	9,193
Current portion of long-term debt	10,585	9,928
Current operating lease liability	4,749	—
Total current liabilities	65,357	56,010
Other long-term liabilities	1,752	1,920
Long-term operating lease liability	4,672	—
Long-term contract liabilities	9,634	9,070
Non-current deferred tax liability	1,747	1,700
Long-term debt, excluding current portion	18,749	19,437
Stockholders’ equity	95,598	99,515
Total liabilities and stockholders’ equity	$197,509	$187,652

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS
(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2019	2018
Net loss - GAAP	$(6,179)	$(3,893)
Amortization of intangibles	959	1,097
Stock-based compensation expense	874	853
Employee termination and other non-recurring costs	—	195
Transaction-related legal fees	224	—
Foreign exchange transaction loss	69	299
Tax effect on the foregoing	(428)	(486)
Change in valuation allowance and other tax adjustments (a)	$1,537	$953
Net loss - Non-GAAP	$(2,944)	$(982)

Net loss per common share - Non-GAAP:
Basic and diluted	$(0.17)	$(0.06)

Weighted average number of common shares outstanding:
Basic and diluted	17,302	16,742

(a)	Represents a change in the valuation allowance on current year United States net operating losses, research and development tax credits and uncertain tax position adjustments.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA
(in thousands, unaudited)

	Three Months Ended March 31,
	2019	2018
GAAP net loss	$(6,179)	$(3,893)
Income tax expense	34	178
Interest expense, net	210	261
Depreciation and amortization	3,527	3,050
Non-GAAP EBITDA	(2,408)	(404)
Stock-based compensation expense	874	853
Employee termination and other non-recurring costs	—	195
Transaction-related legal fees	224	—
Foreign exchange transaction loss	69	299
Non-GAAP adjusted EBITDA	$(1,241)	$943

KVH INDUSTRIES, INC. AND SUBSIDIARIES
FIRST QUARTER REVENUE AND OPERATING (LOSS) INCOME BY SEGMENT
(in millions except for percentages, unaudited)

Segment Net Sales	Three Months Ended March 31,
	2019	2018
Mobile connectivity sales
Product	$7.1	$7.9
Service	25.4	24.8
Net sales	$32.5	$32.7

Inertial navigation sales
Product	$5.8	$6.1
Service	1.7	1.3
Net sales	$7.5	$7.4

Operating (Loss) Income	Three Months Ended March 31,
	2019	2018
Mobile connectivity	$(1.0)	$1.1
Inertial navigation	0.4	0.3
	(0.6)	1.4
Unallocated	(5.2)	(4.6)
Loss from operations	$(5.8)	$(3.2)

	Three Months Ended March 31,
	2019	2018
	(percentage of total revenue)
Mobile Connectivity Revenue Components
Product sales	18%	20%
mini-VSAT Broadband airtime	46%	41%
Content and training	16%	19%
Inertial Navigation Revenue Components
FOG-based products	13%	13%
Tactical navigation products	2%	2%

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP EPS GUIDANCE
(unaudited)

	Second Quarter Fiscal 2019 (Projected)	Full Year Fiscal 2019 (Projected)
Net loss per common share	$(0.18) - $(0.13)	$(0.56) - $(0.22)

Estimated amortization of intangibles (a)	$0.05	$0.17
Estimated stock-based compensation expense	$0.06	$0.20
Estimated tax effect	$(0.02)	$(0.08)
Change in valuation allowance (b)	$0.07 - $0.05	$0.20 - $0.10

Non-GAAP net (loss) income per common share (c)	$(0.02) - $0.01	$(0.07) - $0.17

(a)	Includes amortization of intangible assets resulting from acquisitions.

(b)	Represents incremental forecasted valuation allowance that we expect to record against additional deferred tax assets expected to be generated in 2019.

(c)	Assumes no significant change in realized and unrealized foreign exchange transaction gains and losses.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP ADJUSTED EBITDA GUIDANCE
(in millions, unaudited)

	Second Quarter Fiscal 2019 (Projected)	Full Year Fiscal 2019 (Projected)
GAAP net loss	$(3.3) - $(2.3)	$(9.9) - $(3.9)

Estimated income tax provision	$0.2	$0.6
Estimated interest expense, net	$0.2	$0.7
Estimated depreciation and amortization (a)	$3.8	$15.0
Estimated stock-based compensation expense	$1.1	$3.6

Non-GAAP adjusted EBITDA(b)	$2.0 - $3.0	$10.0 - $16.0

(a)	Reflects amortization of intangible assets resulting from acquisitions and depreciation of fixed assets.

(b)	Assumes no significant change in realized and unrealized foreign exchange transaction gains and losses.